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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                            Commission File Number______________

                               USA Talks.com, Inc.
                               -------------------
             7770 Regent Road, Suite #113-531, San Diego, CA 92122,
             ------------------------------------------------------
                                Tel: 858-625-7989
                                -----------------

                                  Common Stock
                                  ------------
            (Title of each class of securities covered by this Form)
                                      None
                                      ----

       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  X                  Rule 12h-3(b)(1)(i)
        Rule 12g-4(a)(1)(ii) X                  Rule 12h-3(b)(1)(ii)
        Rule 12g-4(a)(2)(i)                     Rule 12h-3(b)(2)(i)
        Rule 12g-4(a)(2)(ii)                    Rule 12h-3(b)(2)(ii)
                                                Rule 15d-6 --------

Approximate number of holders of record as of the certification or notice date:
275
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Pursuant to the requirements of the Securities Exchange Act of 1934 USA
Talks.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 7, 2002



BY:  /S/ Patrick J. Writer
     ----------------------------------
     Patrick J. Writer, Sr. CEO